EXHIBIT 15.1



                               Arthur Andersen LLP






May 30, 1997


Georgia Power Company
333 Piedmont Avenue, NE
Atlanta, GA 30308







Ladies and Gentlemen:

We are aware that Georgia Power Company has incorporated by reference in this Registration Statement its quarterly report on Form 10-Q for the quarter ended March 31, 1997, which includes our report on Georgia Power Company dated May 9, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/Arthur Andersen LLP